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Exhibit 99.1

For Immediate Release	Contact:	Richard Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Reports Second Quarter Results

        DENVER, Colorado, September 9, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today reported revenue of $222.4 million, operating income of $14.0 million and net loss to common stockholders of $21.7 million, or $0.10 per share, for the quarter ended July 31, 2004. These results compare to revenue of $192.2 million, operating income of $18.7 million and net loss to common stockholders of $15.2 million, or $0.69 per share, for the second quarter of the prior year. The net loss for the three months ended July 31, 2004 included bond tender offer premiums of $13.7 million and the write-off of deferred financing costs of $4.1 million related to the recently completed refinancing of the Company's senior subordinated notes. The accrual of preferred stock dividends in arrears of $3.4 million for the current quarter and $12.9 million for the prior year are reflected in the net loss to common stockholders.

        Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization, and minority interest, adjusted for certain items management believes should be excluded in order to reflect recurring operating performance including restructuring charges, executive severance, non-cash stock compensation expense, and asset impairment charges), a measure of core business cash flow, was $25.0 million for the three months ended July 31, 2004 compared to $22.5 million for the second quarter of the prior year.

        Revenues for the six months ended July 31, 2004 were $420.6 million compared to revenues of $354.1 million during the same six-month period in the prior year. Operating earnings for the first six months of the year were $20.4 million compared to $29.1 million during the prior year. Net loss to common stockholders for the first six months of the year was $28.8 million, or $0.13 per share, versus a net loss of $30.8 million, or $1.47 per share, during the prior year. Net loss to common stockholders includes charges of $6.7 million in the current year and $24.5 million in the prior year for preferred stock dividends. Adjusted EBITDA for the first six months of the current year was $42.9 million versus $37.3 million for the same period in the prior year.

        Chief Executive Officer, Marcello Bottoli, stated: "Sales increased in every segment of the Company during the second quarter compared to prior year, showing a positive turn-around in travel. The successful completion of the senior subordinated notes refinancing in June was a very positive result for the Company. The resulting reduction in debt service cash flow will permit the Company to increase its advertising, marketing and product development programs which we believe will be the basis for sustained sales growth and enhanced consumer perception of our brands."

        Richard Wiley, Chief Financial Officer, commented: "The Company continued to experience strong core sales growth during the quarter as a result of the recovery in air travel, improved global economies and our expanded advertising and marketing activities during the quarter. The increase in net loss to common stockholders was primarily the result of the redemption premium paid and deferred issuance cost write-off totaling $17.8 million related to the Company's subordinated notes refinancing."

        Samsonite Corporation will hold a conference call with securities analysts to discuss this press release at 10:00 a.m. Eastern Daylight Time on Friday, September 10, 2004. Investors and interested members of the public are invited to listen to the discussion. The dial-in phone numbers are (877) 809-7599 in the U.S./Canada and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 9889417. The leader of the call is Marcello Bottoli. If you cannot attend this call, it will be played back through Thursday, September 30, 2004. The playback numbers are (800) 642-1687 in the U.S./Canada and (706) 645-9291 for international calls, and the conference ID # is 9889417.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN®, LACOSTE® and SAMSONITE® black label.

        A summary of the Company's calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, and a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. The Company believes that disclosure of its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges, restructuring charges and expenses, executive severance and stock compensation expense and to include realized currency hedge gains and losses ("Adjusted EBITDA"), provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company. Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation, amortization, restructuring charges and expenses, and stock compensation expense, and should not be considered in isolation to or as a substitute for other measures of performance. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

* * * * * * * * * *

Samsonite Corporation Earnings and Adjusted EBITDA Summary
July 31, 2004 and 2003
(in thousands, except per share data)

	Three months ended July 31,		Six months ended July 31,
	2004	2003	2004	2003
Net revenue	$222,357	$192,191	$420,551	$354,093
Cost of goods sold	120,516	107,920	229,778	197,572

Gross profit	101,841	84,271	190,773	156,521
Selling, general and administrative expenses	86,531	65,277	164,446	126,788
Amortization of intangible assets	589	325	1,179	647
Asset impairment charge	—	—	671	—
Provision for restructuring operations	684	—	4,074	—

Operating income	14,037	18,669	20,403	29,086
Interest expense	(9,387)	(11,514)	(19,168)	(23,303)
Interest income and other income (expense), net	(19,766)	(5,054)	(18,057)	(5,278)

Loss before income taxes, and minority interest	(15,116)	2,101	(16,822)	505
Income tax expense	(2,188)	(3,132)	(3,291)	(5,309)
Minority interest in (earnings) loss of subsidiaries	(1,040)	(1,284)	(1,955)	(1,497)

Net loss	(18,344)	(2,315)	(22,068)	(6,301)
Redeemable preferred stock dividends and accretion of preferred stock discount	(3,358)	(12,907)	(6,688)	(24,539)

Net loss to common stockholders	$(21,702)	(15,222)	$(28,756)	(30,840)

Loss to common stockholders per share—assuming dilution	$(0.10)	(0.69)	$(0.13)	(1.47)

Weighted average shares outstanding	224,705	22,092	224,705	20,979

Summary of Adjusted EBITDA Calculation
Operating income (loss)	$14,037	18,669	$20,403	29,086
Depreciation expense	4,692	4,677	9,487	9,167
Amortization and impairment of intangible assets	589	325	1,179	647
Asset impairment, restructuring charges and former chief executive officer severance expenses	1,668	16	7,222	16
Stock compensation expense	3,688	—	4,133	—
Realized gains on foreign currency forward contracts	339	(1,234)	491	(1,620)

Adjusted EBITDA	$25,013	22,453	$42,915	37,296
Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities
Restructuring related expenses, not previously accrued	(984)	(16)	(1,078)	(16)
Cash provided (used) by changes in operating assets and liabilities	(25,725)	(8,291)	(16,388)	(13,096)
Non-cash operating additions (subtractions)
Amortization and write-off of debt issue costs and premium	4,665	1,462	5,235	1,971
Provision for doubtful accounts	395	40	712	40
Pension and other post-retirement plan losses (gains)	742	217	1,564	436
Other, net	3,347	(4,690)	3,116	(4,558)
Income (expense) excluded from Adjusted EBITDA
Interest income	133	82	230	171
Interest expense	(9,387)	(11,514)	(19,168)	(23,303)
Income tax expense	(2,188)	(3,132)	(3,291)	(5,309)
Minority interest in earnings of subsidiaries	(1,040)	(1,283)	(1,955)	(1,497)
Stock compensation expense	(3,688)	—	(4,133)	—
Other income (expense) items, net	(19,976)	(3,912)	(20,880)	(5,876)

Net cash provided by (used in) operating activities	$(28,693)	(8,584)	$(13,121)	(13,741)

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Samsonite Reports Second Quarter Results
Samsonite Corporation Earnings and Adjusted EBITDA Summary July 31, 2004 and 2003 (in thousands, except per share data)